Investor Relations
John Wright
Director, Investor Relations
(952) 887-8865, invest@toro.com

Media Relations
Branden Happel
Manager, Public Relations
(952) 887-8930, pr@toro.com

For Immediate Release

The Toro Company Reports Fiscal 2010 Second Quarter Results

•	Strong end-user demand drives sales growth of 12.6 percent
•	Net earnings per share increases 34 percent
•	Company achieves four-year goal to reduce working capital down “into the teens”

BLOOMINGTON, Minn. (May 20, 2010) – The Toro Company (NYSE: TTC) today reported net earnings of
$45.7 million, or $1.34 per share, on net sales of $562.8 million for its fiscal second quarter ended April 30, 2010.  In the comparable fiscal 2009 period, the company reported net earnings of $36.9 million, or $1.00 per share, on net sales of $499.9 million.

For the fiscal year to date, Toro reported net earnings of $56.6 million, or $1.65 per share, on net sales of $894.2 million.  In the first half of fiscal 2009, the company posted net earnings of $43.6 million, or $1.18 per share, on net sales of $840 million.  The company’s net earnings for the same period last year were reduced by $2.1 million, or $0.04 per share on an after-tax basis, to account for workforce adjustments.

“In 2009 we fought through a difficult economic environment with a focus on what we could control to emerge even stronger when our markets started to improve,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “In this early stage of the recovery, we are extremely pleased with the strong performance of our residential business and the rebound in our professional businesses.  Increased end-user demand, gross margin improvement and a leaner cost structure are now driving solid improvements to our profitability.  Additionally, we achieved a major goal set in January 2007 to drive our 12-month average net working capital as a percent of sales down ‘into the teens.’  At the end of the second quarter, our 12-month average net working capital was 19 percent of sales.  I’m proud of our dedicated team of employees for achieving this transformational goal sooner than expected, and we are confident our discipline in this area will continue.”

SEGMENT RESULTS

Professional

•
Professional segment net sales for the fiscal 2010 second quarter totaled $349.6 million, up 12.6 percent compared with the same period last year.  Shipments of landscape contractor products saw significant gains from strong customer acceptance for zero-turn riding mowers and stand-on machines.

Worldwide shipments for golf maintenance equipment increased on renewed demand as the golf market begins to recover.  And, in the area of precision irrigation, worldwide sales for micro irrigation products continued to strengthen as growers focus on improving crop yields and saving water resources.  For the year to date, professional segment net sales were $562.4 million, up 4.2 percent from the first half of fiscal 2009.

•
Professional segment earnings for the fiscal 2010 second quarter totaled $67.6 million, up $10.7 million from the same period last year.  For the year to date, professional segment earnings were $93.4 million, up $6.4 million from the first half of fiscal 2009.

Residential

•
Residential segment net sales for the fiscal 2010 second quarter totaled $210.1 million, an increase of 14.5 percent compared with the same period last year.  Favorable spring weather and additional product placement at dealers and key retailers drove higher shipments for zero-turn riding mowers.  Additionally, sales of Toro® walk power mowers were up, including initial orders for the new Toro eCycler™ cordless electric mower.  Shipments of snow products also increased due to strong snowfalls that extended into the second quarter.  For the year to date, residential segment net sales were $326.9 million, up 12.5 percent from the first half of fiscal 2009.

•
Residential segment earnings for the fiscal 2010 second quarter totaled $25.1 million, up $8.5 million from the same period last year.  For the fiscal year to date, residential segment earnings were $38.5 million, up $17.1 million from the first half of fiscal 2009.

REVIEW OF OPERATIONS

Gross margin for the fiscal 2010 second quarter improved to 33.3 percent from 32.3 percent in last year’s second quarter.  For the first half of fiscal 2010, gross margin improved to 34.0 percent compared with 33.3 percent in the first half of fiscal 2009.  The margin improvement in both periods resulted primarily from reduced commodity costs, lower manufacturing variances and cost reduction initiatives, partially offset by higher freight expense.

Selling, general and administrative (SG&A) expenses for the fiscal 2010 second quarter totaled $115.3 million, up 12.8 percent from last year’s second quarter, but were flat as a percent of sales with the previous year at 20.5 percent.  For the year to date, SG&A expenses were $211.9 million, up 2.5 percent from the same period last year; however, expenses decreased to 23.7 percent of net sales compared with 24.6 percent in the first half of fiscal 2009.  The decline reflects the company’s leaner cost structure and continued spending discipline, somewhat offset by higher employee incentive expense.

Interest expense for the fiscal 2010 second quarter was $4.3 million compared with $4.4 million in the prior year’s second quarter.  For the year to date, interest expense totaled $8.5 million compared with $8.8 million in the first half of fiscal 2009.

The effective tax rate for the fiscal 2010 second quarter was 33.6 percent compared with 34.2 percent in last year’s second quarter.

Accounts receivable at the end of the fiscal 2010 second quarter totaled $260.8 million, down $147 million from last year’s second quarter, on a sales increase of 12.6 percent.  The decline resulted primarily from the sale of certain floor plan and open account inventory receivables to the Red Iron Acceptance joint venture formed in August 2009.  Net inventories in the second quarter were $174.4 million, down $41.4 million from the same period last year.  Trade payables were $171.3 million, up $72.7 million from last year’s second quarter due to the company’s supply chain initiative and increased production over last year when inventories were being reduced.

As a result of higher earnings and working capital improvements, the company’s cash flow from operations generated cash of $80.8 million in the first half of fiscal 2010, compared with a use of cash of $72.9 million in the same period last year.  During the first half of fiscal 2010, the company repurchased $54.1 million of company stock.

BUSINESS OUTLOOK

“As the first half performance shows, our businesses are benefiting from the renewed strength in our markets,” said Hoffman.  “We are especially encouraged with our growth prospects as momentum starts to build and we realize the benefits of staying the course on engineering and other investments during fiscal 2009.  As a result, the company’s many innovative new products are capturing the attention of customers looking to maintain beautiful landscapes, increase productivity, and save valuable water resources.  Our talented team of employees and business partners has accomplished a great deal so far in 2010, and I’m confident we will build on these achievements to further strengthen and grow our business.”

Based on Toro’s financial performance through the first half of fiscal 2010, and as previously announced on May 10, the company expects earnings for fiscal 2010 to be about $2.40 per share on a revenue increase of approximately 7 percent.

Non-GAAP Financial Measure
The company’s long-term asset management goal was to reduce average net working capital as a percent of net sales below 20 percent, or “into the teens.”  The company defines net working capital as accounts receivable plus inventory less trade payables.  In fiscal 2009, Toro’s average net working capital as a percentage of net sales was 26.2 percent.

About Toro
The Toro Company is a leading worldwide provider of outdoor maintenance equipment and beautification products to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.

LIVE CONFERENCE CALL
May 20, 10:00 a.m. CST
www.thetorocompany.com/invest

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CST) on May 20, 2010.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest.  Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; drug cartel-related violence, which may disrupt our production activities and maquiladora operations based in Juarez, Mexico; fluctuations in the cost and availability of raw materials, including steel, resins and other commodities; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns, natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels, which may negatively impact our grounds maintenance equipment business in the event of reduced tax revenues and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the profitability goal for our one-year initiative called “5 in ONE, Back on Course!” which is intended to improve our after-tax return on sales; our increased dependence on international sales and the risks attendant to international operations; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  the occurrence of litigation or claims, including the previously disclosed pending settlement of the litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which, if the settlement does not become final, the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s annual consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, governmental, weather, production and other factors identified in Toro's quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	April 30, 2010	May 1, 2009	April 30, 2010	May 1, 2009
Net sales	$562,819	$499,852	$894,177	$840,024
Gross profit	187,412	161,225	303,803	279,485
Gross profit percent	33.3%	32.3%	34.0%	33.3%
Selling, general, and administrative expense	115,289	102,231	211,888	206,790
Earnings from operations	72,123	58,994	91,915	72,695
Interest expense	(4,271)	(4,420)	(8,516)	(8,778)
Other income, net	905	1,483	1,806	2,293
Earnings before income taxes	68,757	56,057	85,205	66,210
Provision for income taxes	23,096	19,196	28,626	22,618
Net earnings	$45,661	$36,861	$56,579	$43,592

Basic net earnings per share	$1.35	$1.01	$1.67	$1.20

Diluted net earnings per share	$1.34	$1.00	$1.65	$1.18

Weighted average number of shares of common stock outstanding – Basic	33,714	36,397	33,871	36,382

Weighted average number of shares of common stock outstanding – Diluted	34,142	36,763	34,198	36,807

THE TORO COMPANY AND SUBSIDIARIES

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
Segment Net Sales	April 30, 2010	May 1, 2009	April 30, 2010	May 1, 2009
Professional	$349,576	$310,377	$562,376	$539,746
Residential	210,098	183,557	326,854	290,581
Other	3,145	5,918	4,947	9,697
Total *	$562,819	$499,852	$894,177	$840,024

* Includes international sales of	$168,883	$148,756	$297,266	$279,147

	Three Months Ended		Six Months Ended
Segment Earnings (Loss) Before Income Taxes	April 30, 2010	May 1, 2009	April 30, 2010	May 1, 2009
Professional	$67,603	$56,859	$93,413	$86,988
Residential	25,113	16,581	38,540	21,421
Other	(23,959)	(17,383)	(46,748)	(42,199)
Total	$68,757	$56,057	$85,205	$66,210

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	April 30, 2010	May 1, 2009
ASSETS
Cash and cash equivalents	$180,385	$29,673
Receivables, net	260,789	407,801
Inventories, net	174,406	215,775
Prepaid expenses and other current assets	12,150	16,405
Deferred income taxes	57,120	57,704
Total current assets	684,850	727,358

Property, plant, and equipment, net	165,514	165,564
Deferred income taxes	3,626	6,470
Goodwill and other assets, net	131,999	111,952
Total assets	$985,989	$1,011,344

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$3,705	$3,377
Short-term debt	513	32,900
Accounts payable	171,279	98,592
Accrued liabilities	247,040	238,922
Total current liabilities	422,537	373,791

Long-term debt, less current portion	224,297	225,909
Deferred revenue	9,567	8,755
Other long-term liabilities	7,951	6,256
Stockholders’ equity	321,637	396,633
Total liabilities and stockholders’ equity	$985,989	$1,011,344

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six Months Ended
	April 30, 2010	May 1, 2009
Cash flows from operating activities:
Net earnings	$56,579	$43,592
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Equity (income) losses from investments	(480)	38
Provision for depreciation, amortization, and impairment losses	22,254	21,576
Gain on disposal of property, plant, and equipment	(49)	(13)
Stock-based compensation expense	2,851	2,084
Decrease in deferred income taxes	501	187
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables	(124,950)	(150,379)
Inventories	3,163	(7,382)
Prepaid expenses and other assets	1,471	(3,207)
Accounts payable, accrued liabilities, deferred revenue, and otherlong-term liabilities	119,446	20,639
Net cash provided by (used in) operating activities	80,786	(72,865)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(20,650)	(17,366)
Proceeds from asset disposals	211	75
Increase in investment in affiliates	(9,592)	-
Decrease (increase) in other assets	371	(320)
Acquisitions, net of cash acquired	(3,572)	-
Net cash used in investing activities	(33,232)	(17,611)

Cash flows from financing activities:
Increase in short-term debt	-	30,209
Repayments of long-term debt, net of costs	(1,220)	(1,477)
Excess tax benefits from stock-based awards	2,513	3,293
Proceeds from exercise of stock options	11,475	3,759
Purchases of Toro common stock	(54,106)	(4,803)
Dividends paid on Toro common stock	(12,205)	(10,919)
Net cash (used in) provided by financing activities	(53,543)	20,062

Effect of exchange rates on cash	(1,399)	728

Net decrease in cash and cash equivalents	(7,388)	(69,686)
Cash and cash equivalents as of the beginning of the period	187,773	99,359

Cash and cash equivalents as of the end of the period	$180,385	$29,673

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